Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Jeffery Gardner (“Executive”) and CalAmp Corp., a Delaware corporation (the “Company”), effective as of May 10, 2023 (the “Effective Date”).

1.	Separation of Employment.

(a)    Purpose. The Company and Executive have entered into this Agreement (i) to specify the terms and conditions of Executive’s transition from the Company, (ii) to specify the payment of severance amounts and benefits due to Executive in connection with his termination of employment pursuant to that certain Executive Employment Agreement, dated November 5, 2021, and entered into on December 18, 2021, by and between the Company and Executive (the “Employment Agreement”).

(b)    Continued Employment. Executive shall remain employed as the Company’s President and Chief Executive Officer on the terms contained herein from the Effective Date through the earlier of October 30, 2023 and such date as is determined by the Company’s Board of Directors in its sole discretion (last day, the “Separation Date”). During such time, Executive will devote his full time and use his best efforts to advance the business and welfare of the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties to the Company. Effective as of the Separation Date, Executive shall cease serving as the Company’s President and Chief Executive Officer and shall be deemed to have resigned from all offices and directorships held with the Company and its affiliates. Concurrent with his execution of this Agreement, Executive will sign a Letter of Resignation in the form attached hereto as Exhibit B. Executive agrees that, prior to the Separation Date, Executive will continue to perform his duties, responsibilities and functions for the Company as would reasonably be expected to be usual and customary for Executive’s position, and shall not engage in any other employment, occupation, consulting or other business activity, other than Executive’s current outside activities, including civic, charitable, and industry activities. Effective as of the Separation Date, Executive’s employment with the Company and all of its affiliates shall terminate.

(c)    Employment Agreement. The parties hereto acknowledge and agree that, effective as of the Effective Date, the Employment Agreement is superseded by this Agreement.

2.	Compensation; Accrued Obligations.

(a)    Salary; Bonus. From the Effective Date through the Separation Date, the Company shall continue to pay Executive a base salary in the amount of $535,600 per annum, payable in accordance with the Company’s normal payroll practices (but no less often than monthly). Executive agrees and acknowledges that he will not be eligible to participate in the Company’s annual cash bonus plan for fiscal year 2024, except to the extent set forth in Section 3 below.

(b)    Equity Awards. From the Effective Date through the Separation Date, the Company equity awards held by Executive as of the Effective Date (the “Company Equity Awards”) will remain outstanding and continue to vest and become exercisable (as applicable) in accordance with their terms. Effective as of the Separation Date, notwithstanding anything to the contrary contained in any award agreement evidencing performance restricted stock units granted to Executive (the “PSU Awards”), the PSU Awards shall be forfeited and cancelled for no consideration.

(c)    Benefits. From the Effective Date through the Separation Date, Executive shall continue to participate in the benefit plans, programs and arrangements of the Company maintained by the Company for the benefit of its similarly situated employees from time to time, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.

(d)    Accrued Obligations; Business Expenses. Upon the Separation Date, the Company will pay to Executive all accrued salary through the Separation Date; and within 30 days following the Separation Date, the Company will pay to Executive any unreimbursed business expenses incurred by Executive and submitted, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”). Following the Separation Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.

3.	Separation Benefits.

(a)    In consideration of, and subject to and conditioned upon (i) Executive’s continued employment through the Separation Date (unless employment is terminated under the circumstances described in clause (y) of Section 3(b) of this Agreement, in which case continued employment shall not be a requirement for Executive’s entitlement to the Severance Benefits), (ii) Executive’s continued compliance with the terms and conditions of Section 6 of this Agreement and the Restrictive Covenants (as defined below) and (iii) Executive executing, on or within 21 days (or 45 days, to the extent necessary to comply with applicable law) following the Separation Date, and not revoking, the general release attached hereto as Exhibit A (the “Release”), the Company will pay or provide Executive the payments and benefits described in Sections 6(d)(i) and 6(d)(iii) of the Employment Agreement (collectively, the “Severance Benefits”) in accordance with the terms and conditions described therein; provided, however, that (x) any PSU Awards shall be treated in accordance with Section 2(b) herein, (y) the base salary used to determine payments under Section 6(d)(i) shall be the base salary provided in Section 2(a) herein, and (z) clauses (A) and (B) of Section 6(d)(iii) shall be revised as follows:

“(A) unvested equity awards granted under the Company’s stock incentive plans prior to 2021 and after the Executive became an Executive of the Company shall continue to vest for a period of 12 months following the later of October 30, 2023 and the Separation Date, (B) unvested equity awards granted during and after 2021 under the Company’s stock incentive plans shall continue to vest for a period until the later of October 30, 2023 and the Separation Date, and thereafter shall be forfeited and cancelled,”

(b)    (x) In the event that Executive’s employment is terminated by the Company for Cause under clauses (C) through (F) of the definition of Cause in the Employment Agreement, or Executive terminates his employment for any or no reason, in each case, prior to the Separation Date, Executive shall not be eligible for or entitled to receive the Severance Benefits set forth in this Section 3; and (y) in the event that Executive’s employment is terminated by the Company for Cause under clauses (A) or (B) of the definition of Cause in the Employment Agreement, or Executive’s employment is terminated as a result of Executive’s death or disability or by the Company without Cause, in each case, prior to the Separation Date, Executive (or in the case of death, Executive’s estate) shall be eligible for and entitled to receive the Severance Benefits set forth in this Section 3.

(c)    Return of Company Property. Executive acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of employment. Executive further acknowledges and agrees that all confidential materials and documents, whether written or contained in computer files, electronic storage/iCloud systems or any other media, remain the property of the Company and shall be promptly returned to the Company upon termination of employment, to the extent reasonably practicable for Executive to do so.

(d)    Legal Fees. The Company agrees to be responsible for payment of all reasonable legal fees, expenses and disbursements of Kutak Rock LLP incurred in connection with Executive’s consideration and negotiation of this Agreement, in an amount not to exceed $5,000. The Company acknowledges Kutak Rock LLP owes its professional obligations solely to Executive, including any attorney-client privilege, obligations of confidentiality, or similar duties and privileges.

4.    Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

5.     Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations and the payments set forth herein, Executive has (i) received all monies and other benefits due to Executive as a result of his employment with and separation of employment from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Executive further represents that he has not sustained a work-related injury or illness which he has not previously reported to the Company.

6.	Incorporation by Reference; Restrictive Covenants.

(a)    Sections 7, 8, 9 and 12 of the Employment Agreement are hereby incorporated by reference in their entirety and shall apply, mutatis mutandis, to the provisions set forth herein.

(b)    Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the restrictive covenants referenced to or contained in this Section 6 and Section 8 of this Agreement and in the Confidential Information and Invention Assignment Agreement dated July 15, 2021, executed by Executive (collectively, the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms and Executive shall continue to be bound by their terms, including following the termination of this Agreement.

7.	Exceptions.

(a)    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process. In addition, nothing in this Agreement prevents Executive from (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful or (ii) exercising any rights Executive may have under Section 7 of the National Labor Relations Act.

(b)    Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the following rights and agreements shall remain in full force and effect in accordance with their terms, and each of the Company and the Executive shall continue to be bound by their terms and provisions, including following the termination of this Agreement, following the Separation Date or following the execution by Executive of the general release contemplated by Section 3(a): any and all rights, claims and benefits of Executive relating to or arising out of his service with the Company or any subsidiary or affiliate of the Company (whether as an officer, director, stockholder or in any other capacity) for (i) limitation of liability or indemnification including rights under the Company’s certificate of incorporation, the Company’s bylaws, or Delaware law or (ii) coverage under the Company’s director and officer insurance policies or any similar coverage or protection provided under the organizational documents of the Company or any other agreement or under applicable law.

8.     Ongoing Cooperation. Subject to Section 7, Executive agrees that Executive will assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full reasonable cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing documents Executive knows to be accurate and truthful, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Executive may have at the time of the request and shall reimburse Executive for reasonable expenses.

9.     Breach. In the event Executive breaches Section 6 (including the Restrictive Covenants), any outstanding obligations of the Company hereunder shall immediately terminate, and the Company’s covenants hereunder shall be deemed null and void in their entirety, subject to the Executive’s rights under this Agreement and applicable law to challenge the validity of the Company’s assertion of breach.

10.     Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, unless a superseding Federal law is applicable.

11.     Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

12.     Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

13.     Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

14.     Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

15.     Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

16.     Entire Agreement; Amendments. This Agreement (including the exhibits hereto), constitutes the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement (including, as of the Effective Date, the Employment Agreement), excluding any award agreements evidencing the Company Equity Awards (as amended by this Agreement). Executive acknowledges and agrees that the payments and benefits set forth herein constitute full and complete satisfaction of the Company’s obligations to Executive, and Executive shall have no right, title or interest in any payments or benefits except as provided herein (including, without limitation, as provided in Section 7(b) relating to Executive’s rights to limitation of liability, indemnification and insurance). No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.

17.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

18.    Consultation with Counsel. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement, and that he is relying solely on the advice of his independent advisors for such purposes.

19.    Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Executive:

Jeffery R. Gardner

[Redacted]

[Redacted]

Email: [Redacted]

If to the Company:

CalAmp Corp.

15635 Alton Pkwy Suite 250

Irvine, CA 92618

Email: [Redacted]

Attention: Henry Maier, Chairman of the Board of Directors

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

/s/ Jeffrey R. Gardner
By Jeffery R. Gardner
Dated: May 10, 2023

CalAmp Corp.

/s/ Henry Maier
By Henry Maier
Title: Chairman of the Board of Directors
Dated: May 10, 2023